Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides Fourth Quarter and Full Year 2018 Investor Update

– Grew 2018 revenue 16% year-over-year to $347 million, driven primarily by U.S.
LINZESS® (linaclotide) collaboration revenue of $264 million and linaclotide API sales of $70 million –

– Progressed separation of Ironwood and Cyclerion into two publicly-traded companies with completion expected first half 2019 –

– Advanced two GI programs into Phase III development and continued to advance three ongoing sGC Phase II programs –

CAMBRIDGE, Mass., February 13, 2019 – Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a commercial biotechnology company, today provided an update on its fourth quarter and full year 2018 results and recent business activities.

“The fourth quarter capped off a year of solid LINZESS volume growth and progress with our pipeline of seven differentiated product candidates,” said Peter Hecht, chief executive officer (CEO) of Ironwood. “2018 was a momentous year for Ironwood, as we made the decision to separate into two independent, publicly-traded companies. We are excited to launch these two new companies, each poised to become an industry leader in its respective market, deliver important medicines to patients and unlock value for shareholders.”

Mark Mallon, who is expected to become CEO of Ironwood following completion of the planned separation, added, “It has been an exciting first 40 days here at Ironwood. For the first time ever, Ironwood is making the important transition to a profitable, GI-focused, commercial organization. To do this well, we have set very clear near-term priorities which include accelerating growth of LINZESS and advancing our GI development portfolio. We are taking important strategic actions towards these priorities, including the organizational changes announced this morning, which we believe will help enable Ironwood to launch a more competitive and successful business.”

Fourth Quarter and Full year 2018 and Recent Highlights

Intent to Separate

In May 2018, Ironwood announced its intent to separate into two independent, publicly traded companies (Ironwood and Cyclerion). Ironwood expects the separation to be completed in the first half of 2019 and to be tax-free to Ironwood shareholders.

•                 The executive teams of both companies have been announced, effective upon completion of the planned separation. This includes Mark Mallon as CEO of Ironwood and Peter Hecht as CEO of Cyclerion.

•                 The board of directors for both companies have also been announced, effective in connection with the planned separation. The Ironwood and Cyclerion boards are each expected to consist of nine directors, bringing diverse experience tailored to the distinct opportunities and strategies of the new companies. Julie McHugh will serve as chair of Ironwood and Marsha Fanucci will serve as chair of Cyclerion.

•                 At its 2019 annual meeting of stockholders, the Ironwood board plans to recommend to its shareholders the elimination of its classified board and transition to a single class of directors to be elected annually. If stockholders approve the proposal, the Ironwood directors on the board immediately following the annual meeting will serve the remainder of their terms in office. All Ironwood directors will be elected annually beginning at the 2022 annual meeting of stockholders. Cyclerion expects to elect directors annually.

•                 Cyclerion filed its first public Form 10 Registration Statement with the U.S. Securities and Exchange Commission (SEC), in which it describes the planned tax-free spin-off of Cyclerion as a publicly-traded company.

–                Ironwood plans to distribute 100% of the outstanding shares of Cyclerion common stock to Ironwood’s stockholders on a pro-rata basis.

–                Cyclerion is seeking to close a private placement following the distribution in which certain investors would make a cash investment in Cyclerion in exchange for newly issued shares of Cyclerion common stock.

•                 Ironwood announces today that, following further analysis of the company’s strategy and core business needs following completion of the planned separation, it has commenced a reduction in workforce by 35 employees, primarily based in the home office. Ironwood’s field-based sales force and employees expected to go to Cyclerion are excluded from the workforce reduction.

–                Ironwood estimates that, in connection with the reduction in its workforce, it will incur aggregate charges in the first quarter of 2019 of approximately $3 million to $4 million for one-time employee severance and benefit costs. Of these charges, approximately 85% are expected to result in cash expenditures.

–                Ironwood expects to have approximately 330 full-time employees following completion of the separation, consisting of approximately 155 employees in the home office and approximately 175 employees in field-based positions.

Ironwood

Following completion of the planned separation, Ironwood intends to grow a leading gastrointestinal (GI)-focused franchise, building upon its commercial success with LINZESS and advancing its late-stage, first-in-category development candidates for persistent gastroesophageal reflux disease (GERD) and abdominal pain associated with irritable bowel syndrome with diarrhea (IBS-D) toward the market. Ironwood plans to focus on driving further innovation within the GI market and delivering differentiated therapies to patients through its robust portfolio of GI assets and its strong global network of partnerships.

IBS with Constipation (IBS-C) / Chronic Idiopathic Constipation (CIC)

•                 U.S. LINZESS. U.S. net sales, as reported by Ironwood’s U.S. collaboration partner Allergan plc, were $205.2 million in the fourth quarter of 2018, a 5% increase compared to the fourth quarter of 2017, and $761.2 million for the full year 2018, a 9% increase compared to the full year 2017. Ironwood and Allergan share equally in U.S. brand collaboration profits.

–                LINZESS commercial margin was 71% in the fourth quarter of each of 2018 and 2017. LINZESS commercial margin for the full year 2018 was 66%, compared to 61% for the full year 2017.  See U.S. Brand Collaboration table below.

–                Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $129.0 million in the fourth quarter of 2018, compared to $126.5 million in the fourth quarter of 2017. For the full year 2018, net profit was $444.8 million, compared to $371.8 million for the full year 2017. See U.S. Brand Collaboration table below.

–                Total LINZESS prescription volume in the fourth quarter of 2018 included approximately 34.9 million LINZESS capsules, a 12% increase compared to the fourth quarter of 2017, per IQVIA. For the full year 2018, total prescription volume included approximately 129 million LINZESS capsules, a 13% increase compared to the full year 2017, per IQVIA.

–                More than 868,000 total LINZESS prescriptions were filled in the fourth quarter of 2018, a 7% increase compared to the fourth quarter of 2017, per IQVIA. For the full year 2018, approximately 3.3 million total LINZESS prescriptions were filled, a 7% increase compared to the full year 2017, per IQVIA.

–                Since the launch of LINZESS in December 2012, greater than 2.5 million unique patients have filled approximately 13.1 million prescriptions, per IQVIA.

•                 Linaclotide Additional Abdominal Symptom Claims. In July 2018, Ironwood and Allergan initiated a randomized, double-blind, placebo-controlled Phase IIIb trial of linaclotide expected to enroll approximately 600 adult IBS-C patients in the U.S. The trial is designed to evaluate the efficacy and safety of linaclotide 290 mcg on multiple abdominal symptoms including pain, bloating and discomfort. Eligible patients are being randomized to placebo or linaclotide 290 mcg once daily for 12 weeks, followed by a four-week randomized withdrawal period. Enrollment in the Phase IIIb trial is complete, with data expected in mid-2019.

Global linaclotide Collaborations and Partnerships

•                 LINZESS in Japan. LINZESS was approved for the treatment of IBS-C in Japan in December 2016 and is being commercialized in Japan by Ironwood’s partner Astellas Pharma Inc. In August 2018, LINZESS was approved in Japan for the additional indication of chronic constipation and launched with this indication shortly thereafter. Ironwood reported $45.9 million and $70.4 million in sales of linaclotide active pharmaceutical ingredient (API) to Astellas in the fourth quarter of 2018 and full year 2018, respectively.

•                 LINZESS in China. In January 2019, Ironwood announced that the National Medical Products Administration approved the marketing application for LINZESS for adults with IBS-C in China.

Ironwood expects to launch the drug with AstraZeneca, its partner in China, in the second half of 2019.

Persistent GERD

•                 IW-3718. Ironwood is currently enrolling patients in two pivotal Phase III trials to evaluate IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of persistent GERD. Persistent GERD affects an estimated 10 million Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors (PPIs), the current standard of care.

–                The Phase III trials are identical, randomized, double-blind, placebo-controlled, multicenter trials that target enrolling approximately 1,320 total patients (660 in each trial) with persistent GERD who demonstrate evidence of pathological acid reflux. Data from the Phase III trials are expected in the second half of 2020.

Abdominal Pain Associated with IBS

•                 MD-7246 (formerly linaclotide delayed release). MD-7246 is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S suffering from abdominal pain associated with IBS. Ironwood expects to initiate a randomized, double-blind, placebo-controlled Phase II trial of MD-7246 in patients with IBS-D with Allergan in the second quarter of 2019. The Phase II trial is designed to evaluate the safety, tolerability, and treatment effect on abdominal pain of MD-7246 in approximately 400 IBS-D patients.

Cyclerion Therapeutics

Cyclerion expects to be a clinical-stage biopharmaceutical company harnessing the power of soluble guanylate cyclase (sGC) pharmacology to discover, develop, and commercialize breakthrough treatments for serious and orphan diseases. The company plans to advance a portfolio of five differentiated sGC stimulator programs with distinct pharmacologic and biodistribution properties that are designed to preferentially modulate pathway signaling in tissues of greatest relevance to the diseases they are intended to treat. These programs include olinciguat, praliciguat, IW-6463, and two late-stage tissue-targeted discovery programs targeting serious liver and lung diseases.

Sickle Cell Disease

•                 Olinciguat. Olinciguat is being advanced for the potential treatment of sickle cell disease. Sickle cell disease is a rare, genetic disease that affects approximately 100,000 Americans. It causes red blood cells to “sickle,” or become misshapen, and to more easily rupture, resulting in nitric oxide depletion and severe complications including chronic vascular inflammation, painful vaso-occlusive crises, poor blood flow to organs, pulmonary hypertension, and renal failure. Olinciguat received Orphan Drug Designation for the treatment of sickle cell disease from the U.S. FDA in June 2018.

–                Ironwood is enrolling patients in the STRONG SCD Phase II multicenter, randomized, double-blind, placebo-controlled, dose-ranging trial designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of once-daily, oral olinciguat in up to 88 patients with sickle cell disease. Data from the Phase II trial are expected in the second half of 2019.

Diabetic Nephropathy and Heart Failure with Preserved Ejection Fraction (HFpEF)

•                 Praliciguat. Praliciguat is being advanced for the potential treatment of diabetic nephropathy and of HFpEF. Diabetic nephropathy is the leading cause of end-stage renal disease. There are few treatment options available to delay the steady decline of renal function leading to dialysis or kidney transplant. HFpEF is a highly symptomatic condition with high rates of morbidity and mortality, with no approved treatments available. Praliciguat is expected to be out-licensed for development and commercialization to a global partner after completion of the Phase II trials.

–                Diabetic nephropathy. Ironwood is enrolling patients in a Phase II randomized, double-blind, placebo-controlled trial designed to evaluate the safety and efficacy of two dose levels of praliciguat in approximately 150 patients with diabetic nephropathy. Data from the Phase II trial are expected in the second half of 2019.

–                HFpEF. In September 2018, the U.S. FDA granted Fast Track Designation for praliciguat for the treatment of patients with HFpEF. Ironwood is enrolling patients in the CAPACITY-HFpEF Phase II randomized, double-blind, placebo-controlled trial designed to evaluate the safety and efficacy of the high dose arm of praliciguat in approximately 175 patients with HFpEF. Data from the Phase II trial are expected in the second half of 2019.

Central Nervous System (CNS) Diseases

•                 IW-6463. IW-6463 is an orally administered CNS sGC stimulator that, because it readily crosses the blood-brain barrier, is being developed for the treatment of serious and orphan CNS disorders. Ironwood recently initiated a Phase I study of IW-6463, the first CNS-penetrant sGC stimulator to enter clinical trials.

–                The randomized, placebo-controlled Phase I study is designed to assess the safety, tolerability, and pharmacokinetics of oral IW-6463 in healthy volunteers. The study is designed to evaluate both single-ascending and multiple-ascending doses of IW-6463 in healthy subjects using a randomized, placebo-controlled, double-blind, sequential-group design. Data from the Phase I study are expected in the second half of 2019.

Financial and Other Results

•                 Total Revenues

–                Total revenues were $130.7 million in the fourth quarter of 2018, compared to $94.2 million in the fourth quarter of 2017. Total revenues for the full year 2018 were $346.6 million, compared to $298.3 million in the full year 2017.

▪                 Total revenues in the fourth quarter of 2018 consisted of $81.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $45.9 million in sales of linaclotide API, and $3.2 million in linaclotide royalties, co-promotion and other revenue.

▪                 Total revenues for the full year 2018 consisted of $264.2 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $70.4 million in sales of linaclotide API, and $12.0 million in linaclotide royalties, co-promotion and other revenue.

•                 Operating Expenses

–                Operating expenses were $124.7 million in the fourth quarter of 2018, compared to $71.4 million in the fourth quarter of 2017. Operating expenses were $585.5 million for the full year 2018, compared to $375.7 million for the full year 2017.

▪                 Operating expenses in the fourth quarter of 2018 consisted of $58.2 million in SG&A expenses (including separation expenses), $44.3 million in R&D expenses, $0.8 million in restructuring expenses, and $21.5 million in cost of revenues. Operating expenses were higher in the fourth quarter of 2018 compared to 2017 primarily due to a $39.2 million gain on fair value remeasurement of contingent consideration in the fourth quarter of 2017.

▪                 Operating expenses in full year 2018 consisted of $241.3 million in SG&A expenses (including separation expenses), $166.5 million in R&D expenses, a $151.8 million non-cash impairment of intangible assets, $15.9 million in restructuring expenses, and $32.8 million in cost of revenues. Operating expenses were higher in full year 2018 compared to 2017 primarily due to the impairment of intangible assets, restructuring expenses and increased SG&A expenses due to separation expenses in 2018.

•                 Other Expense

–                Interest Expense. Net interest expense was $8.7 million in the fourth quarter of 2018 and $34.7 million for the full year 2018, primarily in connection with the $150 million 8.375% Notes funded in January 2017 and the approximately $336 million convertible debt financing funded in June 2015. Interest expense recorded in the fourth quarter of 2018 includes $5.0 million in cash expense and $4.6 million in non-cash expense. Interest expense recorded for the full year 2018 includes $20.1 million in cash expense and $17.6 million in non-cash expense.

–                Loss on Derivatives. Ironwood recorded a loss on derivatives of $12.7 million in the fourth quarter of 2018 related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing. For full year 2018, Ironwood recorded a loss on derivatives of $8.7 million.

•                 Net Loss

–                GAAP net loss was $15.5 million, or $(0.10) per share, in the fourth quarter of 2018, compared to net income of $12.1 million, or $0.08 per share, in the fourth quarter of 2017. GAAP net loss for the full year 2018 was $282.4 million or $(1.85) per share, compared to a net loss of $116.9 million, or $(0.78) per share in the full year 2017.

–                Non-GAAP net loss was $2.8 million, or $(0.02) per share, in the fourth quarter of 2018, compared to non-GAAP net loss of $21.6 million, or $(0.14) per share, in the fourth quarter of 2017. Non-GAAP net loss was $144.8 million, or $(0.95) per share for the full year 2018, compared to non-GAAP net loss of $138.7 million, or $(0.93) per share for the full year 2017. Non-GAAP net loss excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license, and the impairment of acquired intangible assets in connection with Ironwood’s notice of termination of the lesinurad franchise. See Non-GAAP Financial Measures below.

•                 Cash Position

–                Ironwood ended the fourth quarter of 2018 with approximately $173.2 million of cash, cash equivalents and available-for-sale securities. Ironwood generated cash from operations of approximately $9.3 million during the fourth quarter of 2018.

•                 Strong Performance against 2018 Financial Guidance

–                Total 2018 SG&A expenses were $241.3 million.

o               2018 SG&A expenses were guided to be in the range of $230 million to $250 million.

–                Total 2018 R&D expenses were $166.5 million.

o               2018 R&D expenses were guided to be in the range of $160 million to $180 million.

–                Combined Ironwood and Allergan total marketing and sales expenses for LINZESS were $236.7 million.

o               Ironwood and Allergan total 2018 marketing and sales expense for LINZESS were guided to be in the range of $230 to $260 million.

–                2018 net interest expense was $34.7 million.

o               2018 net interest expense was guided to be less than $40 million.

–                2018 total restructuring costs were $15.9 million.

o               2018 total restructuring costs were guided to be approximately $16 million.

•                 Ironwood 2019 Financial Guidance

In 2019, Ironwood expects:

-                   total revenue to be in the range of $370 million to $390 million,

-                   net interest expense to be approximately $35 million,

-                   separation expenses, included within SG&A expenses, to be in the range of $30 to $40 million, and,

-                   restructuring expenses to be in the range of $3 million to $4 million.

Ironwood expects to provide guidance on 2019 non-GAAP profitability from continuing operations at an investor update following the completion of the separation. Due to fluctuations in the non-cash mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, Ironwood does not intend to guide to profitability from continuing operations on a GAAP basis in 2019.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad, and the impairment of intangible assets associated with Ironwood’s subsequent notice of termination of the lesinurad license agreement. The derivative gains and losses may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period. The acquired intangible assets are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed. The contingent consideration balance is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period. Impairment of intangible assets is a non-cash charge that Ironwood considers to be non-recurring as it is associated with its notice of termination of the lesinurad franchise. As such, management believes that excluding the impairment of intangible assets provides more transparency into Ironwood’s continuing operations. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Wednesday, February 13, 2019 to discuss its fourth quarter and full year 2018 results and recent business activities. Individuals interested in participating in the call should dial (866) 393-4306 (U.S. and Canada) or (734) 385-2616 (international) using conference ID number 8449987. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 1:30 p.m. Eastern Time, on February 13, 2019 running through 11:59 p.m. Eastern Time on February 27, 2019. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 8449987. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Our pipeline priorities for linaclotide include a Phase IIIb trial evaluating its efficacy and safety on multiple abdominal symptoms, including abdominal bloating, pain, and discomfort in adult patients with IBS-C, as well as research into a formulation of linaclotide designed to relieve abdominal pain associated with IBS.

We are also advancing a pipeline of innovative product candidates in areas of significant unmet need, including persistent gastroesophageal reflux disease, and the product candidates that Cyclerion expects to advance following completion of the planned separation of Ironwood and Cyclerion into two independent, publicly-traded companies. The separation is expected to be completed in the first half of 2019. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About Cyclerion Therapeutics

Cyclerion Therapeutics expects to be a clinical-stage biopharmaceutical company harnessing the power of sGC pharmacology to discover, develop and commercialize breakthrough treatments for serious and orphan diseases. Following completion of the planned separation, Cyclerion plans to advance its portfolio of five differentiated sGC stimulator programs with distinct pharmacologic and biodistribution properties that are uniquely designed to target tissues of greatest relevance to the diseases they are intended to treat. These programs, each of which have important milestones in 2019, include olinciguat in Phase 2 development for sickle cell disease, praliciguat in Phase 2 trials for heart failure with preserved ejection fraction (HFpEF) and for diabetic nephropathy, IW-6463 in Phase 1 development for serious and orphan central nervous system diseases, and two late-stage discovery programs targeting serious liver and lung diseases, respectively.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data. Since its FDA approval in August of 2012 and subsequent launch in December 2012, greater than 2.5 million unique patients have filled approximately 12.2 million prescriptions for LINZESS, according to IQVIA.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:
http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the proposed separation of our operations into two independent, publicly traded companies, including the status, structure, completion, timing and tax-free nature of the separation; Ironwood’s ability to achieve profitability and greater competitiveness; the status of Cyclerion’s proposed financing; the leadership and board structure of each of Ironwood and Cyclerion following the separation and the strength and value thereof; the cause, size, timing and impact of Ironwood’s reduction in workforce and related activities; the business and operations of Ironwood and Cyclerion and any benefits or costs of the separation; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; future licensing and commercialization efforts; and future financial guidance and projections. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that we may not complete the separation on the terms or timeline currently contemplated, if at all, that we may not achieve the expected benefits of a separation, and that a separation could harm our business, results of operations and financial condition; the risk that the costs of the separation outweigh the benefits of the separation; the risk that financial and operating results may differ from our projections; the risk that our clinical programs and studies may not progress or develop as anticipated; the risk that Ironwood may not achieve profitability; the risk that the leadership or board structure of the Company and Cyclerion will be different than currently contemplated; the risk that we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as independent companies; Cyclerion’s lack of independent operating history and the risk that its accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that a separation may adversely impact our ability to attract or retain key personnel; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the

quarter ended September 30, 2018, and in our subsequent SEC filings, including SEC filings related to the proposed separation. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements.

SOURCE: Ironwood Pharmaceuticals, Inc.

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2018	December 31, 2017
Assets
Cash, cash equivalents and available-for-sale securities	$173,172	$221,416
Accounts receivable, net	80,950	82,157
Inventory, net	-	735
Prepaid expenses and other current assets	11,063	7,288
Restricted cash	1,250	-
Total current assets	266,435	311,596
Restricted cash, net of current portion	6,426	7,056
Property and equipment, net	17,270	17,274
Convertible note hedges	41,020	108,188
Intangible assets, net	-	159,905
Goodwill	785	785
Other assets	114	870
Total assets	$332,050	$605,674
Liabilities and Stockholders’ (Deficit) Equity
Accounts payable, accrued expenses and other current liabilities	$71,594	$61,508
Capital lease obligations	73	4,077
Current portion of deferred rent	252	195
Current portion of long- term debt	47,554	-
Current portion of contingent consideration	51	247
Total current liabilities	119,524	66,027
Capital lease obligations, net of current portion	158	-
Deferred rent, net of current portion	6,308	5,449
Other liabilities	2,530	5,060
Contingent consideration, net of current portion	-	31,011
Note hedge warrants	33,763	92,188
Convertible notes	265,601	249,193
Long-term debt	100,537	146,898
Total stockholders’ (deficit) equity	(196,371)	9,848
Total liabilities and stockholders’ (deficit) equity	$332,050	$605,674

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Total revenues	$130,692	$94,208	$346,639	$298,276
Cost and expenses:
Cost of revenues, excluding amortization of acquired intangible assets	21,463	8,984	32,751	19,097
Write-down of inventory to net realizable value and loss on non-cancellable purchase commitments	-	142	247	309
Research and development	44,272	40,117	166,503	148,228
Selling, general and administrative	58,179	57,953	241,291	233,123
Amortization of acquired intangible assets	-	3,476	8,111	6,214
Gain on fair value remeasurement of contingent consideration	-	(39,229)	(31,045)	(31,310)
Restructuring expenses	783	-	15,879	-
Impairment of intangible assets	-	-	151,794	-
Total cost and expenses	124,697	71,443	585,531	375,661
Loss from operations	5,995	22,765	(238,892)	(77,385)
Other expense:
Interest expense, net	(8,749)	(8,587)	(34,733)	(34,259)
Loss on derivatives	(12,739)	(2,093)	(8,743)	(3,284)
Loss on extinguishment of debt	-	-	-	(2,009)
Other expense, net	(21,488)	(10,680)	(43,476)	(39,552)
GAAP net (loss) income	$(15,493)	$12,085	$(282,368)	$(116,937)

GAAP net (loss) income per share-basic and diluted	$(0.10)	$0.08	$(1.85)	$(0.78)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Non-GAAP net loss	$(2,754)	$(21,575)	$(144,765)	$(138,749)
Non-GAAP net loss per share (basic and diluted)	$(0.02)	$(0.14)	$(0.95)	$(0.93)

Weighted average number of common shares used in net loss per share – basic and diluted	154,091	149,877	152,634	148,993

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2018	2017	2018	2017
GAAP net income (loss)	$(15,493)	$12,085	$(282,368)	$(116,937)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	12,739	2,093	8,743	3,284
Amortization of intangible assets	-	3,476	8,111	6,214
Fair value remeasurement of contingent consideration	-	(39,229)	(31,045)	(31,310)
Impairment of intangible assets	-	-	151,794	-
Non-GAAP net loss	$(2,754)	$(21,575)	$(144,765)	$(138,749)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
GAAP net income (loss) per share – Basic and Diluted	$(0.10)	$0.08	$(1.85)	$(0.78)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.08	(0.22)	0.90	(0.15)
Non-GAAP net loss per share – basic and diluted	$(0.02)	$(0.14)	$(0.95)	$(0.93)

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2018	2017
LINZESS U.S. net sales	$ 205,239	$ 194,790
Commercial costs and expenses[2]	59,353	56,023
Commercial profit on sales of LINZESS	$ 145,886	$ 138,767
Commercial Margin[3]	71%	71%

Ironwood’s share of net profit	$ 72,943	$ 69,384
Ironwood’s selling, general and administrative expenses[4]	8,879	7,190
Net sales adjustment[5]	(254)	-
Ironwood’s collaborative arrangement revenue	$ 81,568	$ 76,574

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

5 During the three months ended December 31, 2018, Allergan reported to Ironwood a true-up of approximately $0.2 million related to the previously reported adjustment for the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made.

U.S. LINZESS Brand Collaboration

Revenue/Expense Calculation1

(In thousands)

(unaudited)

	Twelve Months Ended December 31,
	2018 Excluding Net Sales Adjustment	Net Sales Adjustment[2]	2018	2017
LINZESS U.S. net sales	$ 761,214	$ (59,832)	$ 701,382	$ 701,170
Commercial costs and expenses[3]	257,767	-	257,767	271,197
Commercial profit on sales of LINZESS	$ 503,447	$ (59,832)	$ 443,615	$ 429,973
Commercial Margin[4]	66%		63%	61%

Ironwood’s share of net profit			$ 221,808	$ 214,987
Ironwood’s selling, general and administrative expenses[5]			42,435	41,251
Profit share adjustment[6]			-	1,677
Ironwood’s collaborative arrangement revenue			$ 264,243	$ 257,915

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2 During the twelve months ended December 31, 2018, Allergan reported to Ironwood an approximately $59.8 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.9 million reduction to collaborative arrangement revenue and accounts receivable in its 2018 financial statements related to its share of the adjustment.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

6 Ironwood or Allergan may recognize additional revenue or incur additional expenses resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
LINZESS U.S. net sales	$ 205,239	$ 194,790	$ 761,214	$ 701,170
Commercial costs and expenses[2]	59,353	56,023	257,767	271,197
R&D Expenses[3]	16,887	12,277	58,599	58,202
Total net profit on sales of LINZESS	$ 128,999	$ 126,490	$ 444,848	$ 371,771

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and Allergan under the collaboration agreement.